UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

JAKKS PACIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-28104	95-4527222
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22619 Pacific Coast Highway, Malibu, California	90265
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 456-7799

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 11, 2015, we entered into a Fourth Amendment to Credit Agreement (the parties to which were us, certain of our subsidiaries and General Electric Capital Corporation and amends a Credit Agreement between such parties dated as of March 27, 2014) which had the effect of, among other things, (i) extending the maturity date of the Credit Agreement to March 27, 2019, (ii) reducing the applicable interest rates, (iii) reducing the unused commitment fee under certain circumstances, (iv) requiring us to refinance or extend the due date of our currently outstanding convertible notes due 2018 to at least September 27, 2019, and (v) permitting us to repurchase up to $30 million of our common stock and/or convertible notes through open market repurchases or in privately negotiated transactions through March 31, 2016. The foregoing description of the Amendment is qualified in its entirety by reference to the Fourth Amendment to Credit Agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated by reference in this Item 1.01.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2015 we entered into a Third Amendment Extending Term of Employment Agreement with Mr. John a/k/a Jack McGrath, our Chief Operating Officer. This agreement extends through December 31, 2017 Mr. McGrath’s current Employment Agreement dated March 4, 2010 (effective January 1, 2010), which was previously amended on August 22, 2011 and May 15, 2013.

On June 11, 2015 we entered into an Amendment Extending Employment Agreement with Mr. Joel M. Bennett, our Chief Financial Officer. This agreement extends through December 31, 2017 Mr. Bennett’s current Employment Agreement dated October 21, 2011, which was previously modified on February 18, 2014 by a Continuation and Extension of Term of Employment Agreement.

A copy of each such amendment is annexed herein in its entirety as an exhibit.

Item 8.01.	Other Events.

Derivative Lawsuit – Status of Settlement

On Friday, June 12, 2015, the United States District Court for the Central District of California in the Derivative Action commenced by Advanced Advisors, G.P., Case No. 2-14-cv-01420-JAK (SSx), granted in part the Plaintiffs’ Motion for Preliminary Approval of the Notice of Settlement (“Notice”) to be provided to the shareholders of the Company. The Notice concerning the substantive terms of the Settlement Agreement was determined adequate by the Court but the Court ruled an amendment to the Notice and Settlement Agreement was necessary to provide for sufficient time for objections to be made so that shareholders have 30 days from the service of the Notice to submit any objections.  That portion of the Motion seeking preliminary approval of the Notice regarding attorneys’ fees was denied, without prejudice to a renewed request for approval of attorney’s fees based on a supplemental filing that includes evidence to address the issues raised regarding legal fees in the Court’s Order of June 12, 2015. Upon the receipt of such filing, the Court will determine whether a further hearing is necessary.

The substantive terms of the Settlement set forth in the Stipulation of Settlement between the parties include that: (1) the Company will establish a Buyback Committee consisting of independent directors of the Board who will independently review any stock buyback plan and shall approve or reject any such plan prior to full consideration by the Board; (2) all the independent directors of the Board must approve any future shareholder's rights plan; (3) the Board will conduct an annual review of the methods of allocating and applying cash between domestic and international operations; (4) the Audit Committee will adopt and implement a series of enhanced Budgeting and Planning Practices for the Company and its CFO; (5) the Company will continue to tie CEO compensation to JAKKS's share price; (6) an independent Board Committee shall approve all related-party transactions; and (7) an independent Board Committee will determine whether to negotiate, accept or reject certain future takeover offers for the Company. These measures shall go into effect within thirty (30) days of entry of an Order approving the Settlement (the "Judgment") becoming final, and will continue for at least four (4) years.

If the Settlement is approved, the Court will enter a Judgment releasing all claims that have been, or could have been brought by any JAKKS shareholder against the named parties and affiliates based upon or related to the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth or referred to in any of the complaints filed in the Derivative Actions, and the Federal Derivative Action will be dismissed (which will be followed by the voluntary dismissal of the State Derivative Action).

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Fourth Amendment to Credit Agreement dated as of June 5, 2015 among Registrant and its US wholly-owned subsidiaries and General Electric Capital Corporation
10.2	Third Amendment Extending Term of Employment Agreement dated June 11, 2015 between the Registrant and Mr. John a/k/a Jack McGrath
10.3	Amendment Extending Employment Agreement dated June 11, 2015 between the Registrant and Mr. Joel M. Bennett

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAKKS PACIFIC, INC.

Dated: June 16, 2015
	By:	/s/ JOEL M. BENNETT
Joel M. Bennett, CFO

EXHIBIT INDEX

Exhibit	Description

10.1	Fourth Amendment to Credit Agreement dated as of June 5, 2015 among Registrant and its US wholly-owned subsidiaries and General Electric Capital Corporation
10.2	Third Amendment Extending Term of Employment Agreement dated June 11, 2015 between the Registrant and Mr. John a/k/a Jack McGrath
10.3	Amendment Extending Employment Agreement dated June 11, 2015 between the Registrant and Mr. Joel M. Bennett